AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION,

CLOCK ACQUISITION CORPORATION

AND

INTERNATIONAL MICROCIRCUITS, INC.

AND,

WITH RESPECT TO ARTICLE VII,

U.S. BANK TRUST, N.A., AS ESCROW AGENT,

AND KURT R. JAGGERS, AS SECURITYHOLDER AGENT

Dated as of January 16, 2001

TABLE OF CONTENTS

		Page
ARTICLE I THE MERGER		2
1.1	The Merger	2
1.2	Effective Time	2
1.3	Effect of the Merger	2
1.4	Articles of Incorporation; Bylaws	2
1.5	Directors and Officers	3
1.6	Merger Consideration	3
1.7	Dissenting Shares for Holders of Company Capital Stock	6
1.8	Surrender of Certificates	7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
2.1	Organization of the Company	9
2.2	Company Capital Structure	9
2.3	Subsidiaries	10
2.4	Authority	10
2.5	Company Financial Statements	11
2.6	No Undisclosed Liabilities	11
2.7	No Changes	11
2.8	Tax and Other Returns and Reports	13
2.9	Restrictions on Business Activities	15
2.10	Title to Properties; Absence of Liens and Encumbrances	15
2.11	Intellectual Property	15
2.12	Agreements, Contracts and Commitments	19
2.13	Interested Party Transactions	21
2.14	Compliance with Laws	21
2.15	Litigation	21
2.16	Insurance	22
2.17	Minute Books	22
2.18	Environmental Matters	22
2.19	Brokers’ and Finders’ Fees; Third Party Expenses	23
2.20	Employee Matters and Benefit Plans	23
2.21	Accounts Receivable; Inventory; Backlog	28
2.22	Warranties; Indemnities	28
2.23	Materials and Parts	29
2.24	Representations Complete	29
2.25	Information Statement	29
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TABLE OF CONTENTS
(continued)

		Page
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
3.1	Organization, Standing and Power	29
3.2	Authority	29
3.3	Litigation	30
3.4	Representations Complete	30
3.5	Information Statement	30
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		31
4.1	Conduct of Business of the Company	31
4.2	No Solicitation	33
ARTICLE V ADDITIONAL AGREEMENTS		34
5.1	Shareholder Approval	34
5.2	Access to Information	34
5.3	Confidentiality	35
5.4	Expenses	35
5.5	Public Disclosure	35
5.6	Consents	35
5.7	FIRPTA Compliance	35
5.8	Reasonable Efforts	35
5.9	Notification of Certain Matters	36
5.10	Employee Compensation	36
5.11	NYSE	37
5.12	Regulatory Filings; Reasonable Efforts	37
5.13	Product Specifications	37
5.14	Form S-8	37
5.15	Additional Documents and Further Assurances	37
5.16	Termination of 401(k) Plan	37
5.17	Tax Consequences	38
5.18	Noncompetition Agreements	38
5.19	Indemnification	38
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TABLE OF CONTENTS (continued)

		Page
ARTICLE VI CONDITIONS TO THE MERGER		38
6.1	Conditions to Obligations of Each Party to Effect the Merger	38
6.2	Additional Conditions to Obligations of the Company	39
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	40
ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW		42
7.1	Survival of Representations and Warranties	42
7.2	Escrow Arrangements	42
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		50
8.1	Termination	50
8.2	Effect of Termination	51
8.3	Amendment	51
8.4	Extension; Waiver	51
ARTICLE IX GENERAL PROVISIONS		52
9.1	Notices	52
9.2	Interpretation	53
9.3	Counterparts	54
9.4	Entire Agreement; Assignment	54
9.5	Severability	54
9.6	Other Remedies	54
9.7	Governing Law	54
9.8	Rules of Construction	54
9.9	Specific Performance	55
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AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 16, 2001 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Clock Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), International Microcircuits, Inc., a California corporation (the “Company”), U.S. Bank Trust, N.A. (the “Escrow Agent”) and Kurt R. Jaggers (the “Securityholder Agent”) (the Escrow Agent and the Securityholder Agent being signatories with respect to Article VII hereof only).

RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Company and Merger Sub (the “Merger”) in accordance with the terms and conditions of this Agreement, and, in furtherance thereof, have approved the Merger.

     B. Immediately prior to the Merger, all of the issued and outstanding shares of Company Mandatorily Redeemable Preferred Stock will be converted into shares of Company Series A Preferred Stock and Company Common Stock (as such terms are hereinafter defined).

      C. Pursuant to the Merger, following such conversion and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash, and all outstanding options, warrants and other rights to acquire or receive shares of such capital stock shall be converted into options, warrants or rights to acquire or receive shares of Parent Common Stock.

      D. A portion of the cash consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

      E. The parties intend that the Merger shall not constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The parties further intend that the Merger shall be accounted for as a purchase for financial accounting purposes.

      F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”); and certain key employees of the Company are entering into agreements not to compete with Parent in the form of Exhibit B hereto (the “Noncompetition Agreements”).

      G. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (“California Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger in such form as shall be agreed upon by Parent, Merger Sub and the Company (the “Agreement of Merger”) with the California Secretary of State, in accordance with the relevant provisions of applicable California Law (the time of acceptance by the California Secretary of State of such filing being referred to herein as the “Effective Time”).

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation.

     (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with California Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6 Merger Consideration.

     (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      “20-Day Average Price” shall mean the average closing price of a share of Parent Common Stock for the twenty (20) trading days beginning on the twenty second (22nd) trading day prior to the Effective Time and ending on the third (3rd) trading day prior to the Effective Time, as reported on the New York Stock Exchange.

      “Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any shares of other Company capital stock.

      “Company Common Stock” shall mean shares of common stock, no par value, of the Company.

      “Company Convertible Securities” shall mean Company Options and any other rights (other than Company Preferred Stock) to acquire or receive shares of Company Capital Stock.

      “Company Mandatorily Redeemable Preferred Stock” shall mean shares of Convertible Preferred Stock, no par value, of the Company.

      “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock, whether or not vested, but shall not include Company Preferred Stock.

      “Company Preferred Stock” shall mean shares of Company Mandatorily Redeemable Preferred Stock and Company Series A Preferred Stock.

      “Company Series A Preferred Stock” shall mean shares of Series A Redeemable Preferred Stock, no par value, of the Company.

      “Company Shareholders” shall mean holders of any shares of Company Capital Stock immediately prior to the Effective Time.

      “Escrow Amount” shall mean an amount of cash equal to $12,550,000.

      “Exchange Price” shall mean (i) the Total Transaction Value less the Total Redemption Amount divided by (ii) the Total Outstanding Shares plus the number of shares of Company Common Stock issuable upon exercise of Company Options (other than the New Options) outstanding at the Effective Time (with the result rounded to four decimal places).

      “New Options” shall mean those options referred to on Schedule 1.6.

      “Option Exchange Ratio” shall mean (i) the Exchange Price divided by (ii) the 20-Day Average Price.

      “Per Share Redemption Amount” shall mean (i) the Total Redemption Amount divided by (ii) the number of shares of Company Series A Preferred Stock outstanding at the Effective Time.

      “Total Outstanding Shares” shall mean the number of shares of Company Common Stock and Company Convertible Securities (other than Company Options) outstanding immediately prior to the Effective Time, except shares to be cancelled pursuant to Section 1.6(g) below.

      “Total Redemption Amount” shall mean cash in the amount of $12,442,000.

      “Total Transaction Value” shall mean $125,500,000 (provided, however, that if the Company’s Third Party Expenses (as defined in Section 5.4) exceed $2,000,000, then the Total Transaction Value shall be reduced to the extent that such Third Party Expenses exceed $2,000,000).

     (b) Conversion of Company Common Stock.

(i) Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Capital Stock, each share of Company Common Stock (including shares issued upon the conversion of outstanding shares of Company Mandatorily Redeemable Preferred Stock) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8(c) an amount of cash equal to the Exchange Price, rounded to the nearest whole cent. No adjustment (i.e., credit) shall be made in the Exchange Price as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of Company Convertible Securities or Company Preferred Stock as such adjustment has been taken into account in calculating the Total Transaction Value. Notwithstanding the foregoing, the amount of cash to be distributed to Company Shareholders shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII hereof.

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(ii) If any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time are unvested and subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company (“Company Restricted Stock”), then the amount of cash payable with respect to such Company Restricted Stock shall be paid in installments, together with interest at the rate of five percent (5.0%) per annum from the Effective Time, as such shares of Company Restricted Stock vest and are no longer subject to such repurchase option, risk of forfeiture or other similar condition. Parent’s obligation with respect to such deferred payment to each holder of Company Restricted Stock shall be evidenced by a promissory note in form reasonably acceptable to Parent and the Company.

     (c) Conversion of Company Series A Preferred Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Capital Stock, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 1.8(c), an amount of cash equal to the Per Share Redemption Amount. Notwithstanding the foregoing, the amount of cash to be distributed to Company Shareholders shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII hereof.

     (d) Assumption of Company Options. At the Effective Time, each outstanding Company Option issued pursuant to the Company’s 1995 Stock Option Plan, the Company’s 1997 Equity Incentive Plan and the Company’s 2000 Nonstatutory Stock Option Plan (the “1995 Option Plan”, the “1997 Option Plan”, the “2000 Option Plan”, and together, the “Option Plans”) or otherwise, whether vested or unvested, will be assumed by Parent in connection with the Merger. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except as follows:

(i) With respect to Company Options other than the New Options,

(1) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to (y) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (z) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and

(2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to (y) the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by (z) the Option Exchange Ratio, rounded up to the nearest whole cent;

(ii) With respect to the New Options,

(1) each New Option will be exercisable for that number of whole shares of Parent Common Stock equal to (y) the number of shares of Company Common Stock that were issuable upon exercise of such New Option immediately prior to the Effective Time multiplied by 0.3333, rounded down to the nearest whole number of shares of Parent Common Stock, and

(2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed New Option will be equal to (y) the exercise price per share of Company Capital Stock at which such New Option was exercisable immediately prior to the Effective Time divided by (z) 0.3333, rounded up to the nearest whole cent.

     (e) Option Status. It is the intention of the parties hereto that Company Options assumed by Parent following the Closing pursuant to this Section 1.6 will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Options qualified as incentive stock options immediately prior to the Effective Time.

     (f) Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable upon the exercise of Company Options assumed by Parent pursuant to this Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock after the date hereof.

     (g) Cancellation of Parent-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

     (h) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a share of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

     1.7 Dissenting Shares for Holders of Company Capital Stock.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

     (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as provided in Section 1.6 (and be subject to the provisions of Section 7.2 hereof), without interest thereon, upon surrender of the certificate representing such shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

     (a) Exchange Agent. The transfer agent of Parent (or another entity reasonably acceptable to Parent and the Company) shall serve as exchange agent (the “Exchange Agent”) in the Merger.

     (b) Parent to Provide Cash. On or prior to the Closing, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I an amount of cash sufficient to exchange all outstanding shares of Company Capital Stock; provided that on behalf of the Company Shareholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.2(b) hereof) the Escrow Amount out of the cash otherwise payable pursuant to Section 1.6 and this Section 1.8(b). The portion of the Escrow Amount contributed on behalf of any Company Shareholder shall be in proportion to the cash such Company Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock immediately prior to the Effective Time.

     (c) Exchange Procedures. As soon as practicable following the Closing and in any event no later than: the later of (A) ten (10) business days after the time that the Company has provided the Exchange Agent with such information as the Exchange Agent may reasonably request and (B) seven (7) business days after the Closing, Parent shall cause to be mailed to each Company Shareholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent and the Company shall mutually agree and which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Company Certificates”) whose shares are converted into the right to receive cash pursuant to Section 1.6(b) or 1.6(c), shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for cash to which such Company Shareholder is entitled pursuant to Section 1.6(b) or 1.6(c). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such Company Shareholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, any cash consideration to be received (less any amount of cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.8(b) and Article VII hereof), and the Company Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be delivered to the Escrow Agent (as defined in Article VII) an amount of cash equal to the Escrow Amount.

     (d) Transfers of Ownership. If any portion of the cash Merger consideration is to be paid to any person other than the person(s) in whose name(s) the Company Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of such Merger consideration other than to the registered holder(s) of the Company Certificate surrendered.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions, the cash issuable in exchange for such lost, stolen or destroyed Company Certificates.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) No Further Ownership Rights in Company Capital Stock. The cash paid to the holders of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article I.

     (h) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to such exceptions as are clearly disclosed in the disclosure schedules (referencing the appropriate section of this Article II, or as otherwise are clearly applicable to such section), and delivered herewith by the Company to Parent (the “Company Schedules”), the Company represents and warrants to Parent that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2 Company Capital Structure.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of authorized Company Common Stock , of which 5,020,639 shares are issued and outstanding, and 6,600,000 shares of authorized Company Preferred Stock, 3,330,000 of which are designated Company Series A Preferred Stock, none of which are issued and outstanding, and 3,330,000 of which are designated Company Mandatorily Redeemable Preferred Stock, of which 3,159,128 are issued and outstanding. Immediately prior to the Effective Time, each share of Company Mandatorily Redeemable Convertible Preferred Stock shall convert automatically into one (1) share of Company Series A Preferred Stock and 3.375 shares of Company Common Stock. After the conversion described in the foregoing sentence, each such share of Company Mandatorily Redeemable Preferred Stock shall be retired and cease to exist. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All preferential rights of Company Preferred Stock in connection with or arising from the Merger are as set forth in the Articles of Incorporation of the Company or as provided under California Law.

     (b) As of the date of this Agreement, the Company has reserved an aggregate of 8,315,438 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plans, of which 4,454,153 shares are subject to outstanding, unexercised options (2,731,475 of which are New Options) and 2,442,292 shares remain available for future grant. The Company has reserved no shares of Company Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plans. Schedule 2.2(b) sets forth for each outstanding Company Option, the name of the holder, the domicile address of the holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent such option is vested to date and whether and to what extent the exercisability of such option will be accelerated by reason of the transactions contemplated by this Agreement. Except for Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights to notice will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of Company and rights to acquire or receive such capital stock. Except as contemplated by this Agreement or set forth on Schedule 2.2(b) there are no rights agreements, no voting trust, proxy or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

     2.3 Subsidiaries. Except for its subsidiaries listed on Schedule 2.3 (the “Company’s Subsidiaries”), the Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. Subject to the requisite approval of the Merger and this Agreement by the shareholders of the Company pursuant to California Law, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such shareholder approval. The Company’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company does not, and, subject to the receipt of such shareholder approval, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) the filing of such notices and the expiration of such waiting periods as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5 Company Financial Statements. Schedule 2.5 sets forth the Company’s unaudited balance sheet as of November 30, 2000, the Company’s unaudited balance sheet as of September 30, 2000 (the November 30, 2000 balance sheet being referred to herein as the “Balance Sheet”) and the related unaudited statements of operations and cash flows for the six-month period ended September 30, 2000, and the Company’s audited balance sheet as of March 31, 2000 and the related audited statements of operations, cash flows and shareholders’equity for the fiscal year then ended (collectively, the “Company Financials”). The Company Financials have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented except that the unaudited Company Financials do not contain footnotes required by GAAP and are subject to normal year-end adjustments which will not be material individually or in the aggregate. The Company Financials fairly present the financial position of the Company as of their dates and results of operations for the periods then ended.

     2.6 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate are material to the business, results of operations or financial condition of the Company that, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company’s business since the date of the Balance Sheet, consistent with past practices.

     2.7 No Changes. Except as set forth on Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

     (a) material transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

     (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

     (c) capital expenditure or commitment by the Company, exceeding $25,000 individually or $100,000 in the aggregate;

     (d) destruction of, material damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

     (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (f) event or condition that has had or would be reasonably expected to have a Material Adverse Effect on the Company;

     (g) change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by the Company;

     (h) revaluation by the Company of any of its assets;

     (i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

     (j) increase in the salary or other compensation (including any equity-based compensation, bonus or payment) payable or to become payable to any of its officers or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except in the ordinary course of business or as otherwise contemplated by this Agreement;

     (k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business consistent with past practices;

     (l) amendment or termination (other than pursuant to its terms) of any contract, agreement or license described in Schedule 2.12(a) or Schedule 2.11(n) to which the Company is a party or by which it is bound other than in the ordinary course of business;

     (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (n) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business;

     (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities except for (i) the issuance of Company Common Stock upon the exercise of Company Options and (ii) the grant of options to acquire Company Common Stock pursuant to the Option Plans consistent with past practices;

     (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company other than in the ordinary course of business; or

     (q) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8 Tax and Other Returns and Reports.

     (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits. Except as set forth on Schedule 2.8:

(i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii) The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company’s incorporation.

(vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

(viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(ix) None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

(xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

(xiii) The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s tax books and records.

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(xv) The Company has not constituted either a “Distributing Corporation”or a “Controlled Corporation”in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (X) in the two years prior to the date of this Agreement or (Y) in a distribution that could otherwise constitute part of a “Plan” or “Series” of Related Transactions” (within the meaning of Section 355(E) of the Code) in conjunction with the Merger.

(xvi) The Company does not have any liabilities for unpaid Taxes arising out of the Company’s recapitalization during its fiscal year ended March 31, 1998.

     2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of the Company’s business. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10 Title to Properties; Absence of Liens and Encumbrances.

     (a) The Company owns no real property. Schedule 2.10(a) sets forth a list of all real property formerly owned by the Company and all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms. The Company is not in default under any of such leases. To the Company’s knowledge, no other party to any of such leases is in default under any of such leases.

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

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“Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

     (a) Schedule 2.11(a) sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property.

     (b) Schedule 2.11(b) sets forth a complete and accurate list (by name and version number) of all products or service offerings (including related software) of the Company or any of its Subsidiaries (“Company Products”) that have been distributed or provided during the four (4) year period preceding the date hereof or which the Company or any of its Subsidiaries currently intends to distribute or provide in the future, including any products or service offerings currently under development.

     (c) The Company has no knowledge of any facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

     (d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

     (e) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Company Registered Intellectual Property.

     (f) Schedule 2.11(f) sets forth a complete and accurate list of all actions that are required to be taken by the Company within ninety (90) days after the date hereof with respect to any of the Company Registered Intellectual Property.

     (g) The Company or its Subsidiaries either own and have good and exclusive title to, or have a valid license to use, each material item of Company Intellectual Property free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company or its Subsidiaries is the exclusive owner of all trademarks and trade names (other than trademarks and trade names licensed to the Company) used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or its Subsidiaries; and (ii) the Company or its Subsidiaries own exclusively, and have good title to, or have a valid license to use, all copyrighted works that are Company Products or which the Company or any of its Subsidiaries otherwise purports to own or license.

     (h) Except set forth in Schedule 2.11(h), all Company Intellectual Property (other than off-the-shelf commercial software) will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.

     (i) To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries or is incorporated into any of the Company Products, the Company or its Subsidiaries have a written agreement with such third party with respect thereto and the Company or its Subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

     (j) With the exception of “shrink-wrap” or similar widely-available commercial end-user licenses, all Intellectual Property used in or necessary to the conduct of the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of Company Intellectual Property.

     (k) All employees of the Company have entered into valid and binding written agreements with the Company sufficient to vest title in the Company of all Intellectual Property created by such employee in the scope of his or her employment with the Company.

     (l) No person who has licensed any Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property.

     (m) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party, or permitted the Company’s rights in such material Company Intellectual Property to lapse or enter the public domain.

     (n) Schedule 2.11(n) lists all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

     (o) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company or any of its Subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation and its subsidiaries will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.

     (p) Except as set forth on Schedule 2.11(p), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) either Parent’s or the Merger Sub’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them; (ii) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

     (q) The operation of the business of the Company as it currently is conducted or, to the knowledge of the Company, as it is currently contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products (including products, technology or services currently under development) does not and will not, when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

     (r) Except as set forth on Schedule 2.11(r), Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

     (s) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

     (t) The Company and each of its Subsidiaries has taken reasonable steps for companies of similar size and in similar businesses to protect the Company’s and its Subsidiaries’rights in the Company’s material confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

2.12 Agreements, Contracts and Commitments. (a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

(i) any collective bargaining agreements,

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi) any fidelity or surety bond or completion bond,

(vii) any lease of personal property having a value individually in excess of $25,000,

(viii) any agreement of indemnification or guaranty,

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

(x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

(xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business,

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(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii) any purchase order or contract for the purchase of raw materials involving $50,000 or more to be incurred by the Company following the date of this Agreement,

(xiv) any construction contracts,

(xv) any distribution, joint marketing or development agreement,

(xvi) any agreement, contract or commitment that obligates the Company to purchase or receive more than 90 days of supplies or materials (calculated on the basis of past usage),

(xvii) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

(xviii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

     (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(n) (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company represents and warrants that each of the loans set forth on Schedule 2.12(a)(xii) and identified as an employee loan (the “Employee Loans”) shall be repaid in full in accordance with the terms of the agreements evidencing such loans.

     2.13 Interested Party Transactions. No officer or director of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth on Schedule 2.12(a) or Schedule 2.11(n); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity”for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation the violation of which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     2.15 Litigation. Except as set forth on Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company’s knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. There is no investigation pending or, to the Company’s knowledge, threatened against the Company, its properties or any of its officers or directors in their respective capacities as such by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. The Company has received no notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

     2.18 Environmental Matters.

     (a) Hazardous Material. Except as set forth in Schedule 2.18(a), the Company has not operated any underground storage tanks, and has no knowledge of the existence during the period of its ownership, operation, occupation or leasehold, of any underground storage tank at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any applicable federal, state or local law to be a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde (a “Hazardous Material”) so as to contaminate any soil, groundwater, surface water, air or building materials of any property in a manner which would legally require remediation, investigation or similar response activity. No Hazardous Materials are present as a result of the actions or omissions of the Company, or, as a result of any actions of any third party or otherwise, in, on or under any property that the Company has at any time owned, operated, occupied or leased, including the land and the improvements, ground water and surface water thereof that could reasonably be expected to result in liability to the Company for investigation, monitoring, abatement, removal or remediation of such Hazardous Materials (such liability referred to as “Company Clean-up Liability”). For the purposes of the previous sentence, any Hazardous Materials found in the soil or groundwater on any property currently occupied by the Company shall automatically be deemed to be likely to result in Company Clean-up Liability. Except as set forth in Schedule 2.18(a), neither the Company (nor, to the knowledge of the Company, any third party) has received written notice or other written correspondence at any time alleging that the Company or Frank Deverse (or any affiliate of Frank Deverse) is in any manner liable or responsible in any manner for Hazardous Materials existing in the subsurface soils or groundwater on or under (or migrating in the groundwater from) that certain property located at 3350 Scott Boulevard, Santa Clara, California.

     (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

     2.19 Brokers’and Finders’Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 also sets forth the Company’s current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20 Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of “Affiliate”set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has any liability or obligation;

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv) “DOL” shall mean the United States Department of Labor;

(v) “Employee” shall mean any current employee, consultant or director of the Company or any Affiliate;

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

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(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan”(as defined below) which is a “multiemployer plan,”as defined in Section 3(37) of ERISA; and

(xii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

     (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all material applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) samples of all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) to the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) to the knowledge of the Company, neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

     (h) Health Care Compliance. With respect to each Company Employee Plan, the Company has complied in all material respects with, and has no unsatisfied obligations under, the applicable health care continuation and notice requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act, the requirements of the Newborns’and Mothers’Health Protection Act of 1996, and any amendment to each such Act, and any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

     (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or, to the knowledge of the Company, threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

     (k) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

     2.21 Accounts Receivable; Inventory; Backlog.

     (a) The Company has made available to Parent a report of the accounts receivable of the Company (“Accounts Receivable”) as of November 30, 2000, indicating (x) the aggregate dollar amount of Accounts Receivable of the Company: (1) 0-30 days past due, (2) 31-60 days past due, (3) 61-90 days past due and (4) 91-120 days past due and (y) for any Account Receivable that is 90 days or more past due, the dollar amount by individual account and the reason such account is 90 days or more past due. The name of any individual Account Receivable does not need to be included in such list.

     (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible before the first anniversary of the Effective Time in the book amounts thereof, less an amount not in excess of $280,000, which amount reflects the Company’s allowance for doubtful accounts. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

     (c) All of the inventories of the Company reflected on the Balance Sheet and the Company’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company or its subsidiaries reflected on the Balance Sheet or on the Company’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials and Balance Sheet conform to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

     (d) The Company’s backlog represents orders received in the ordinary course of business and is recorded as backlog consistent with the Company’s methods for recording unfulfilled orders.

     2.22 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Schedule 2.22, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company, other than standard warranties and indemnities in the ordinary course of business and imposed by law. Between the date of this Agreement and the first anniversary of the Closing Date, the Company shall have no liability to its customers (or expenses related thereto) with respect to product warranty claims or product returns due to the failure of its products to meet or exceed the specifications for such products contained in the Company’s published data sheets.

     2.23 Materials and Parts. To the Company’s knowledge, there is no actual or threatened shortage of materials or parts from any source that has had or is reasonably likely to have a Material Adverse Effect.

     2.24 Representations Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     2.25 Information Statement. None of the information contained in any documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to this Agreement or the Merger will contain any untrue statement of a material fact or omit to the state any material required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in any of said documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant, jointly and severally, to the Company that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date):

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub, taken as a whole. Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date, to the Company.

     3.2 Authority. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Agreement of Merger have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms. The execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub or a material adverse effect on their ability to consummate the transactions contemplated by this Agreement. No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Agreement of Merger with the California Secretary of State, (B) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (C) the filing of such notices and the expiration of such waiting periods as required by the HSR Act.

     3.3 Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     3.4 Representations Complete. None of the representations or warranties made by Parent in this Agreement, nor any statement made in any schedule or certificate furnished by Parent pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

     3.5 Information Statement. None of the information supplied, or to be supplied, by Parent for inclusion or incorporation by reference into any documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to this Agreement or the Merger contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information which is not supplied by Parent, which is contained in any of said documents.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

     (a) Enter into any commitment, activity or transaction not in the ordinary course of business;

     (b) Transfer to any person or entity any rights to any Company Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business) or enter into any agreement with respect to Company Intellectual Property with any person or entity other than in the ordinary course of business consistent with past practice;

     (c) Terminate any employees other than for cause or encourage any employees to resign from the Company;

     (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

     (e) Commence or settle any litigation;

     (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) except for (i) repurchases of the Company Capital Stock upon the termination of service of any service providers of the Company in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Parent, (ii) conversion of the Company Preferred Stock and (iii) exercises or conversion of the Company Convertible Securities;

     (g) Issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) issuances of Company Capital Stock upon the exercise or conversion of Company Convertible Securities or Company Preferred Stock outstanding as of the date of this Agreement and (ii) grants of options to newly hired non-officer employees of the Company in amounts not to exceed 20,000 shares in any individual case or 100,000 shares in the aggregate.

     (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

     (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

     (j) Sell, lease, license or otherwise dispose of any of the assets or properties of the Company which are not Company Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements listed on the Company Schedules existing as of the date hereof, or create any security interest in such assets or properties;

     (k) Grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

     (l) Except in the ordinary course of business, grant (whether in cash, stock, equity securities or property) any severance or termination pay (i) to any director or officer or (ii) to any employee or consultant, except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on Schedule 4.1(l), or increase (whether in cash, stock, equity securities or property) in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (whether in cash, stock, equity securities or property) by the Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract;

     (m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

     (n) Take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock other than as required by existing agreements outstanding on the date hereof;

     (o) Pay, discharge or satisfy, in an amount in excess of $25,000 (individually or $100,000 in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

     (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (q) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

     (r) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

     (s) Waive or commit to waive any rights with a value in excess of $25,000 (in the aggregate);

     (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

     (u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

     (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company’s officers, directors, shareholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its Subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its Subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its Subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its Subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Shareholder Approval. As soon as reasonably practicable following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to terminate the Stock Purchase Agreement dated December 16, 1997 between the Company and certain of its stockholders (the “Rights Agreement”) prior to Closing, and to enable the Closing to occur as promptly as practicable and, in any event, within 45 days following the date hereof. The materials submitted to the Company’s shareholders shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, and the transactions contemplated hereby.

     5.2 Access to Information. Each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other nonpublic information. Parent and its agents and representatives shall have access during normal business hours to the Company’s facility located at 525 Los Coches Street, Milpitas, California for the purpose of performing such environmental testing and investigations (including, without limitation, sampling of subsurface soils and groundwater) that Parent, in its sole discretion, deems necessary (such testing and investigation, whenever performed, referred to as the “Environmental Review”) at any time prior to the Closing; provided, however, that Parent shall not unreasonably interfere with the operations of the Company during the performance of the Environmental Review. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of that certain Letter Agreement by and between Parent and the Company dated as of December 4, 2000.

     5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Section 7.2(l), be the obligation of the respective party incurring such fees and expenses. As used with respect to the Company, the term “Third Party Expenses” shall also include any fees or expenses of third parties related to the proposed initial public offering of Company Common Stock, which are incurred, or for which bills are first received, by the Company after January 1, 2001 (including, without limitation, legal and accounting fees, financial printing expenses and payments to investment bankers).

     5.5 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6 Consents. The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger including all consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth on the Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

     5.7 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, such that the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10 Employee Compensation. Each person who was an employee of the Company immediately prior to the Effective Time, shall be, at the Effective Time, an at-will employee of Parent or the Surviving Corporation, to the extent permitted by applicable law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof of the right to work in the United States. Each Continuing Employee shall be eligible to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) maintained for employees of Parent on substantially the same terms and conditions in the aggregate as provided to a similarly situated employee of Parent. Except with respect to Parent service awards, each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous service with the Company prior to the Effective Time to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans. No Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation to the extent permitted by Parent’s employee benefit plans and the insurance carrier or provider. Each Continuing Employee shall receive credit for any deductibles that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect at the Effective Time to the extent consistent with the applicable policies of the insurance carrier or other provider.

     5.11 NYSE. Parent agrees to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable premerger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.13 Product Specifications. Between the Closing Date and the date that is sixty (60) days after the Closing Date, Parent shall have the right to test up to five (5) products of the Company for purposes of determining whether such products meet the specifications for such products contained in the Company’s published data sheets. Parent shall consult with management employees of the Company to determine which such products to test, the appropriate testing parameters and, if appropriate, the desirability of and method for bringing such products into compliance with such specifications. If on the basis of the foregoing tests, (i) any such product does not meet the specifications for such product contained in the Company’s published data sheets and (ii) the cost to bring such product into compliance with the specifications for such product contained in the Company’s published data sheets exceeds $20,000, then the cost to bring such product into compliance with the specifications for such product contained in the Company’s published data sheets shall be deemed a “Loss” (as defined in Section 7.2(a)) and shall be recoverable from the Escrow Fund. For purposes of this Section 5.13, the cost to bring such product into compliance with the specifications for such product shall be determined in accordance with Parent’s standard internal cost policies but shall exclude costs related to any other revision, modification or improvement to the product which Parent may elect to make concurrently with modifications required to bring the product into compliance with such specifications.

     5.14 Form S-8. As soon as reasonably possible, but in no event more than thirty (30) days after the Effective Time, Parent agrees to file a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent hereunder.

     5.15 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.16 Termination of 401(k) Plan. Effective as of the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company no later than three business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

     5.17 Tax Consequences. For federal income tax purposes, the Merger is intended not to constitute a reorganization within the meaning of Section 368(a) of the Code. Parent shall, and shall cause the Surviving Corporation to, report to the extent required by the Code or the Treasury Regulations thereunder, the Merger for federal income tax purposes not as a reorganization within the meaning of Section 368(a) of the Code.

     5.18 Noncompetition Agreements. Schedule 5.18 sets forth those persons who Parent deems to be key employees of the Company (each such person being referred to herein as a “Key Employee”). The Company shall deliver or cause to be delivered to Parent, prior to the Closing, from each of the Key Employees, an executed Noncompetition Agreement in the form attached hereto as Exhibit B.

     5.19 Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to indemnification agreements between the Company and its directors and officers existing prior to the date hereof. The Surviving Corporation shall (i) assume as of the Effective Time all obligations of the Company pursuant to the Company’s Articles of Incorporation, Bylaws, and indemnification agreements as they are in effect on the date hereof and (ii) pay all amounts that become due and payable under such provisions. This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

     5.20 Employee Loans. The Company shall use its best efforts to cause the borrower under each Employee Loan (as defined in Section 2.12(b)) to repay in full all outstanding amounts (including principal and interest) under such loans at or prior to the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the shareholders of the Company by the requisite vote under applicable California Law and the Company’s Articles of Incorporation.

     (b) No Injunctions or Restraints; Illegality; HSR Act. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect. All waiting periods under the HSR Act shall have expired or been terminated early.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Closing Date except for (i) changes contemplated by this Agreement, (ii) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), and (iii) inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect on Parent and Merger Sub taken as a whole or materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). In addition, the representations and warranties contained in Sections 3.1 and 3.2 shall each be true and correct in all material respects on and as of the Closing Date except for (i) changes contemplated by this Agreement, and (ii) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). The Company shall have received a certificate with respect to each of the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

     (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually or in the aggregate, has resulted in a Material Effect on Parent.

     (d) Legal Opinion. At or prior to the Closing, Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall execute and deliver to the Company a legal opinion substantially in the form of Exhibit C hereto.

     (e) Secretary’s Certificate. Each of Parent and Merger Sub shall have delivered to the Company a copy of

     (i) the text of the resolutions adopted by the Board of Directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Agreement of Merger and the consummation of all of the transactions contemplated by this Agreement and the Agreement of Merger and (ii) the certificates of incorporation and bylaws of Parent and Merger Sub, along with certificates executed on behalf of each of Parent and Merger Sub by such entity’s corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions, certificate of incorporation and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded. (f) Employment Agreement. The Employment Agreement between Parent, the Company and Ilhan Refioglu in the form of Exhibit D shall have been executed and delivered by Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date except for (i) changes contemplated by this Agreement, (ii) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), and (iii) for inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). In addition, the representations and warranties contained in sections 2.1, 2.2, 2.4, 2.8 and 2.18 shall each be true and correct in all material respects on and as of the Closing Date except for (i) changes contemplated by this Agreement, and (ii) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

     (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 6.3(c).

     (d) Legal Opinion. Parent shall have received a legal opinion from Gray Cary Ware and Freidenrich LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit E.

     (e) Shareholder Approval. The Company’s shareholders entitled to vote on the Merger holding (i) at least ninety percent (90%) of the Company Capital Stock, (ii) a sufficient number of shares of Company Capital Stock as required under applicable law and the Company’s Articles of Incorporation, shall have approved this Agreement, the Merger and the transactions contemplated hereby, and (iii) the holders of not more than ten percent (10%) of the outstanding shares of the Company Capital Stock shall have exercised, or shall have conditional right to exercise, appraisal, dissenter’s or similar under applicable law by virtue of the Merger.

     (f) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted in a Material Adverse Effect on the Company.

     (g) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, (ii) the text of the resolutions adopted by the shareholders of the Company approving and adopting this Agreement and the Merger and (iii) the articles of incorporation and bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions, articles of incorporation and bylaws, respectively, and that such resolutions, articles of incorporation and bylaws were duly adopted and have not been amended or rescinded.

     (h) Key Employees. Each Key Employee shall have accepted an offer of employment, or indicated that he will continue in the employ of the Surviving Corporation after the Effective Time.

     (i) Noncompetition Agreements. Each Key Employee shall have delivered to Parent an executed Noncompetition Agreement in the form of Exhibit B, which shall be in full force and effect.

     (j) Release. The Mutual General Release and Settlement Agreement, dated as of December 8, 2000, in the form supplied to Parent, shall be in full force and effect.

     (k) Acknowledgement. Each holder of Company Preferred Stock shall have delivered to Parent an acknowledgement, in form and substance reasonably satisfactory to Parent, regarding the sufficiency of the consideration to be received in exchange for such shareholder’s shares of Company Preferred Stock.

     (l) Amendment to Option Agreement. Each Key Employee shall have delivered to Parent an executed Amendment to Option Agreement in the form of Exhibit F, which shall be in full force and effect.

     (m) Employment Agreement. The Employment Agreement among Parent, the Company and Ilhan Refioglu in the form of Exhibit D shall have been executed and delivered by Mr. Refioglu and the Company.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties set forth in Section 2.8(b)(xvi) shall survive the Merger and continue until the termination of the Escrow Period as provided in Section 7.2(c).

     7.2 Escrow Arrangements.

     (a) Indemnification. Subject to the limitations and qualifications in this Article VII, the Company Shareholders shall jointly and severally indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by Company pursuant to the terms of this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) any Dissenting Shares, (iv) any Excess Third Party Expenses, or (v) any Company Clean-up Liability subject to the terms and conditions of Section 7.2(n) hereof. For purposes of this Agreement, the term “Excess Third Party Expenses” means the extent to which the Company’s Third Party Expenses exceed an aggregate of $2,000,000; provided that Excess Third Party Expenses shall be reduced to the extent Third Party Expenses have caused an adjustment to the Total Transaction Value pursuant to Section 1.6(a). Nothing herein shall limit the liability of Parent or the Company for any breach of any representation, warranty or covenant if the Merger does not close. The Company Shareholders shall not have any right of contribution from the Company or Parent with respect to any Loss pursuant to this Article VII.

     (b) Escrow Fund. At the Effective Time, the Company Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount without any act of any Company Shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Shareholder, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(h) below)), as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and at Parent’s cost and expense. The Escrow Amount shall be available to compensate Parent, its officers, directors, or affiliates (including the Surviving Corporation) for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Total Transaction Value. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Notwithstanding any provision of this Agreement to the contrary, after the Effective Time no party shall be entitled to indemnification or to obtain any proceeds from the Escrow Fund or to otherwise recover any amount unless and until one or more Officer’s Certificates (as defined in Section 7.2(e) below) identifying Losses initially each in excess of $20,000 and together in the aggregate in excess of $200,000 (the “Basket Amount”) has or have been delivered to the Escrow Agent as provided in Section 7.2(e) hereof; in which case, Parent shall be entitled to recover all such Losses in excess of $100,000, and all subsequent Losses (with no minimum claim amount per Officer’s Certificate) so identified.

     (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate as follows: (i) the Escrow Fund with respect to Estimated Clean-up Costs (as defined in Section 7.2(n)) identified on or prior to the Expiration Date shall not terminate except as set forth in Section 7.2(n) hereof; (ii) subject to Section 7.2(c)(i), the Escrow Fund with respect to all aggregate amounts (including principal and interest) outstanding as of the Expiration Date under the Employee Loans (as defined in section 2.12(b)) shall not terminate until all such outstanding amounts have been repaid in full; (iii) subject to Sections 7.2(c)(i) and 7.2(c)(ii), the Escrow Fund less $750,000 shall terminate at 5:00 p.m., California time, on the Expiration Date and (iv) subject to Sections 7.2(c)(i) and 7.2(c)(ii), the Escrow Fund with respect to the remaining $750,000 plus interest accrued on such amount after the Expiration Date, shall remain in escrow solely for the purpose of satisfying claims based on the representations and warranties of the Company contained in Section 2.8(b)(xvi) and shall terminate upon (A) if no claim has been made as a result of any audit with respect to the Company’s state or federal income tax liability that relates to the representations and warranties made in Section 2.8(b)(xvi), the closing of such audit (including appeals and court determinations, if applicable), or (B) if one or more claims have been made as a result of any audit with respect to the Company’s state or federal income tax liability that relates to the representations and warranties made in Section 2.8(b)(xvi), the final resolution of any such claims (each of (i), (ii) and (iii) above being an “Escrow Period”). Notwithstanding the foregoing, an Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(g) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Escrow Fund and not required to satisfy such claims. Deliveries of the amounts out of the Escrow Fund to the Company Shareholders pursuant to this Section 7.2(c) shall be made in proportion to their respective original contributions to the Escrow Fund as determined pursuant to Section 1.8(b).

     (d) Protection and Investment of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. Except as Parent and the Securityholder Agent may from time to time jointly instruct the Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with the Escrow Agent, until disbursement of the entire Escrow Fund. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. It is agreed for federal income tax purposes that the parties hereto shall treat interest as the property of the Company Shareholders and the Escrow Agent shall report the interest for federal income tax purposes consistently with such treatment.

     (e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 7.2(b) and 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable an amount equal to such Losses.

     (f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in Section 7.2(h)) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association.

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(h) Securityholder Agent; Power of Attorney.

(i) In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any Company Shareholder, Kurt R. Jaggers shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Company Shareholder (except such shareholders, if any, as shall have perfected their appraisal or dissenters’ rights under California Law), for and on behalf of the Company Shareholders, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Shareholders from time to time upon prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Shareholders.

(ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment; and any act done or omitted pursuant to the advise of counsel shall be conclusively deemed to have been done or omitted in good faith. The Company Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

     (i) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Company Shareholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each of such Company Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

     (j) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Company Shareholders, shall be entitled, at his election, to undertake control of the defense thereof with counsel of his choosing reasonably acceptable to Parent, in which case Parent may participate in such defense through its own counsel and at its own expense. If the Securityholder Agent declines to undertake the defense of such claim within fifteen (15) days after written notice of such claim has been delivered to the Securityholder Agent, Parent shall have the right to undertake the defense of such claim with counsel of its choosing and the fees and expenses of such counsel shall constitute Losses for purposes of this Article VII. If the Securityholder Agent elects to undertake the defense of a third-party claim, the Securityholder Agent shall be entitled to recover its reasonable attorneys fees and expenses that relate to such third-party claim from the Escrow Fund immediately prior to the expiration of the Escrow Period to which such claim relates; provided however that any and all Losses incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) that are recoverable against the Escrow Fund pursuant to this Article VII shall be satisfied in full before any attorneys fees and expenses of the Securityholder Agent may be paid from the Escrow Fund. If the Securityholder Agent declines to undertake the defense of a third-party claim, Parent shall have the right in its reasonable discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to and in the amount of such settlement. Parent and the Securityholder Agent shall cooperate with each other in all reasonable respects in connection with the defense of any third-party claim, including making available records relating to such claim and furnishing employees of Parent or the Surviving Corporation as may be reasonably necessary for the preparation of the defense of any such third-party claim or for testimony as witness in any proceeding relating to such claim.

     (k) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

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(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that nothing contained in this clause (vii) shall affect the obligations of the parties under Section 7.2(l).

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. The predecessor escrow agent shall thereupon be discharged from any further duties and liability under this Agreement.

     (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

     (m) Exclusive Remedy. Except as provided in the following sentence, resort to the Escrow Fund shall be the exclusive right and remedy of Parent for breaches of the representations, warranties, covenants and agreements of the Company contained herein, or any claims, demand, actions or other causes of action brought against the Company and its shareholders, officers or directors. Notwithstanding the foregoing, the existence of this Article VII and the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to fraud or any intentional breach by the Company or its officers or directors of the representations, warranties or covenants of the Company contained in this Agreement.

     (n) Indemnity for Company Clean-up Liability. In the event that through the Environmental Review performed by Parent, or as a result of any other circumstance, a Company Clean-up Liability is determined to exist, Parent may hire Green Environment, Inc., or another independent environmental consultant reasonably acceptable to the Company (or, following the closing, the Securityholder Agent), to perform a statistical analysis of the likely costs (the mean expected costs) associated with the investigation, monitoring, remediation, abatement or removal associated with such Company Clean-up Liability (“Estimated Clean-up Costs”). Parent may perform the investigation, monitoring, remediation, abatement or removal associated with such Company Clean-up Liability (“Clean-up Work”) and the costs for such Clean-up Work shall be deemed “Losses” for the purposes of Section 7.2(a) hereof. Parent may also determine not to perform such Clean-up Work. In such event: (i) any Estimated Clean-up Costs identified on or prior to the Expiration Date shall be deemed a “Loss” incurred by Parent for the purposes of Section 7.2(c) hereof and the amount thereof shall be retained in the Escrow, but Parent shall not be permitted to recover from the Escrow Fund with respect to such Loss until such time as Parent or the Company actually incurs monetary Losses as a result of Clean-up Work performed with respect thereto; and (ii) notwithstanding anything to the contrary in Section 7.2(c), the Escrow Fund shall not terminate with respect to any Estimated Clean-up Costs (minus any amounts paid to Parent, the Company or third parties from the Escrow Fund in respect of such Estimated Clean-up Costs) until July 1, 2006 (the “Clean-up Cost Termination Date”), after which the amount of any remaining Estimated Clean-up Costs shall be distributed to the Company Shareholders. Notwithstanding the foregoing, for purposes of determining the amount of the Loss related to any Estimated Clean-up Costs shall be the lesser of (i) the Estimated Clean-up Costs, or (ii) the total of: (1) the policy premium for a pollution legal liability insurance policy (in form and with an insurer reasonably acceptable to Parent) with a ten year term and a policy limit which is $2,000,000 in excess of the Estimated Clean-up Costs protecting the Parent and the Surviving Corporation against any and all liability arising out of the Company Clean-up Liability (“Environmental Policy”); plus (2) the amount of the self-insured retention or deductible of the Environmental Policy. For the purposes of this Agreement, any Loss resulting from a breach of the representation in Section 2.18(a) regarding Company Clean-up Liability shall be subject to this Section 7.2(n). Parent and the Company agree to assign to the Company Shareholders the right to pursue the Principals (as defined in that certain Stock Redemption Agreement, as amended, by and between International Microciruits, Inc., Frank Deverse and Golden Legacy Limited Partnership dated as of November 19, 1997, the “Redemption Agreement”) to the extent any Losses incurred under this Section 7.2(n) would give rise to an indemnification right of the Company under Section 9.1(c) of the Redemption Agreement. In the event that Parent reasonably determines that the Company’s rights to seek indemnification under Article 9 of the Redemption Agreement would be adversely affected by such assignment (excluding as a result of the mere recovery of money from such indemnity by the Company Shareholders), Parent and the Company shall not be obligated to assign any of the Company’s rights with respect to such indemnity to the Company Shareholders, but instead shall use commercially reasonable good faith efforts (at no cost to the Parent or the Company) to pursue such indemnity for the benefit of the Company Shareholders.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual consent of the Company and Parent;

     (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on March 31, 2001 (the “End Date”); provided that if but for the satisfaction of the condition to Closing with respect to the expiration of the HSR Act waiting period in Section 6.1(b), the parties would be able to effect the Closing, such date shall be automatically extended to April 30, 2001 if the HSR Act filings have been filed and are pending; and provided further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

     (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has a Material Adverse Effect on the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement);

     (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which breach has a Material Adverse Effect on Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts the Company may not terminate this agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that the provisions of Sections 5.3, 5.4 and 5.5 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Cypress Semiconductor Corporation 195 Champion Court San Jose, CA 95134 Attention: Chief Executive Officer Telephone No.: (408) 943-2600 Facsimile No.: (408) 943-6865

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Larry W. Sonsini, Esq. Telephone No.: (650) 493-9300 Facsimile No.: (650) 493-6811

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(b)	if to the Company, to:

International Microcircuits, Inc. 525 Los Coches Street Milpitas, CA 95035 Attention: Chief Executive Officer Telephone No.: (408) 263-6300 Facsimile No.: (408) 263-6571

with a copy to:

Gray Cary Ware and Freidenrich LLP 400 Hamilton Ave. Palo Alto, CA 94301 Attention: Dennis C. Sullivan, Esq. Telephone No.: (650) 833-2243 Facsimile No.: (650) 327-3699

(c)	if to the Securityholder Agent:

Kurt R. Jaggers TA Associates, Inc. 70 Willow Way Suite 100 Menlo Park, CA 94025 Telephone No.: (650) 328-1210 Facsimile No.: (650) 326-4933

(d)	if to the Escrow Agent:

U.S. Bank Trust, N.A. Escrow Services One California Street, 25th Floor San Francisco, CA 94111 Attention: Ann Gadsby Telephone No.: (415) 273-4532 Facsimile No.: (415) 273-4591

     9.2 Interpretation.

     (a) As used herein:

(i) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(ii) the term “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of the specified entity and its Subsidiaries, taken as a whole; provided however that any adverse event or occurrence caused directly and primarily by the announcement or pendency of the Merger, which has had or is reasonably likely to have an adverse effect on the Company’s sales shall not be taken into account in determining whether there has been or will be a Material Adverse Effect.

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(iii) the term “knowledge” shall mean, with respect to the Company or Parent, what is within the actual knowledge of any of the officers of the Company or Parent, as the case may be.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and, with respect to Article VII only, the Escrow Agent and the Securityholder Agent, and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION By: /s/ T.J. Rodgers —————————————— Name: T.J. Rodgers Title: President and Chief Executive Officer	INTERNATIONAL MICROCIRCUITS, INC. By: /s/ Ilhan Refioglu —————————————— Name: Ilhan Refioglu Title: President and Chief Executive Officer

SECURITYHOLDER AGENT: /s/ Kurt R. Jaggers —————————————— Kurt R. Jaggers	CLOCK ACQUISITION CORPORATION By: /s/ T.J. Rodgers —————————————— Name: T.J. Rodgers Title: President and Chief Executive Officer

ESCROW AGENT: U.S. BANK TRUST, N.A. By: /s/ Ann Gadsby —————————————— Name: Ann Gadsby Title: Vice President

***REORGANIZATION AGREEMENT***